UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2009

COMBINATORX, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

245 First Street

Third Floor
Cambridge, MA 02142
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (617) 301-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 11, 2009, CombinatoRx, Incorporated ("CombinatoRx") entered into a Collaboration Agreement (the "Agreement") with PGxHealth, LLC ("PGx"), a wholly owned subsidiary of Clinical Data, Inc., relating to the potential development of ATL313, an adenosine A2A receptor agonist compound owned by PGx, as a combination therapy for the treatment of multiple myeloma or other B-cell malignancies. CombinatoRx has previously discovered that adenosine A2A agonists synergize with existing and emerging standard-of-care drugs for the treatment of multiple myeloma and certain other B-cell malignancies. The Agreement provides CombinatoRx with an exclusive license to a proprietary adenosine A2A agonist to potentially be developed as a combination therapy in the cancer field.

Under the terms of the Agreement, CombinatoRx will fund and advance the preclinical and clinical development of ATL313 as a combination therapy in the cancer field. PGx has an exclusive option exercisable until 90 days after the completion and availability of data from the first Phase 2 trial of ATL313 in cancer to enter into a co-development relationship with CombinatoRx relating to ATL313 in the cancer field. PGx may exercise the co-development option by paying CombinatoRx 50% of the costs incurred by CombinatoRx to develop ATL313 up to the date of exercise of the co-development option, and PGx would thereafter be obligated to equally share the costs of further development of ATL313 in cancer with CombinatoRx. If PGx does not exercise its co-development option, CombinatoRx may maintain its exclusive license to develop, make, have made and commercialize ATL313 in the cancer field by paying PGx a license fee of $5 million. In addition, CombinatoRx would be obligated to pay PGx up to $50 million upon the achievement of various clinical and regulatory milestones for the first indication pursued and a combined total of up to $50 million of additional clinical and regulatory milestones for the second and third indications pursued and up to $152.5 million payable upon the achievement of various aggregate net sales milestones for products containing ATL313 in the cancer field.

If PGx does not exercise its co-development option, CombinatoRx will pay PGx tiered royalty rates of up to 10% based on annual net sales of products containing ATL313. If CombinatoRx sublicenses ATL 313 to a third party in the cancer field, CombinatoRx will pay PGx lower tiered royalty rates of up to 10% based on annual net sales of products containing ATL313, provided, that if the lowest royalty rate CombinatoRx receives from the third party is 15% or greater, then CombinatoRx will pay PGx based on the higher tiered royalty schedule.

CombinatoRx and PGx will jointly own all new intellectual property developed as part of the collaboration. The Agreement will remain in effect until cessation of all commercial sales of products containing ATL313, but may be terminated by either party with 120 days' prior written notice or upon a material breach of the Agreement by the other party that is not remedied within 60 days.

Item 9.01.            Financial Statements and Exhibits.

(d)    Exhibits
Exhibit No.	Description
10.1	Collaboration Agreement, dated August 11, 2009, by and between PGxHealth, LLC and CombinatoRx, Incorporated.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBINATORX, INCORPORATED
	By:	/s/ Robert Forrester
Name: Robert Forrester
Title: Interim President and CEO

Dated: August 13, 2009

Index to Exhibits
Exhibit No.	Description
10.1	Collaboration Agreement, dated August 11, 2009, by and between PGxHealth, LLC and CombinatoRx, Incorporated.